                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

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1. (a)  NAME  OF  ISSUER   (Please  type  or  print)
        Acxiom Corporation
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   (b)  IRS IDENT. NO.
        71-0581897
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   (c)  S.E.C. FILE NO.
        0-13163
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   (d) ADDRESS OF ISSUER       STREET            CITY       STATE    ZIP CODE
       1 Information Way, Little Rock, AR  72202
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   (e) TELEPHONE            AREA CODE        NUMBER
                              501            342-1000
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2. (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO  BE  SOLD
       Robert S. Bloom
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   (b) IRS IDENT. NO.

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   (c) RELATIONSHIP TO ISSUER
       Treasurer / Financial Relations Leader
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   (d) ADDRESS      STREET            CITY       STATE    ZIP CODE
       30 Fontenay Circle Little Rock, AR  72211
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INSTRUCTION:  The  person filing this notice should contact the issuer to obtain the I.R.S. identification Number and the S.E.C. File Number.
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                     (b) Name and address      SEC      (c) Number of                  (e) Number     (f) Approximate  (g) Name
                         of Each Broker        USE          Shares or    (d) Aggregate     of Shares      Date of          of
                         Through whom the      ONLY         Other Units      Market        or Other       Sale             Each
3(a)Title of the         Securities Are To    -------       To Be Sold       Value         Units          (See instr.      Secur-
    Class of             Be Offered or        Broker-                                      Out-           3(f))            ities
    Securities           Each Market Maker    Dealer        (See instr.     (See instr.    standing     (MO.  DAY  YR.)    Exchange
    to be                who is Acquiring      File           3(c))            3(d))       (See instr.                  (See instr.
    Sold                 the Securities       Number                                       3(e))                            3(g))
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COMMON STOCK,           Merrill Lynch                         11,731         169,430     89,152,709      02/11/03        NASDAQ
 $.10 par value         2200 N. Rodney Parham #300
                        Little Rock, AR 72201
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INSTRUCTIONS
1.   (a)     Name  of  issuer
     (b)     Issuer's  I.R.S.  Identification  Number
     (c)     Issuer's  S.E.C.  file  number,  if  any
     (d)     Issuer's  address,  including  zip  code
     (e)     Issuer's  telephone  number,  including  area  code

2.   (a)     Name  of  person  for whose account the securities are to be sold
     (b)     Such  person's  I.R.S.  identification number, if such person is an entity
     (c)     Such  person's relationship to the issuer (e.g., officer, director,
             10%  stockholder,  or  member  of  immediate  family  of  any  of the foregoing)
     (d)     Such  person's  address,  including  zip  code

3.   (a)     Title  of  the  class  of  securities  to  be  sold
     (b)     Name  and  Address  of  each broker through whom the securities are intended  to  be  sold
     (c)     Number  of  shares  or  other units to be sold (if debt securities, give  the  aggregate  face  amount)
     (d)     Aggregate  market  value  of  the  securities  to  be  sold as of a specified  date  within  10  days  prior  to  the  filing  of  this notice
     (e)     Number  of  shares  or  other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report  or  statement  published  by  the  issuer
     (f)     Approximate  date  on  which  the  securities  are  to  be  sold
     (g)     Name  of  each securities exchange, if any, on which the securities are  intended  to  be  sold

                      (Over)

FORM 144 (continued)

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                Table I -- SECURITIES  TO  BE  SOLD
Furnish the following
information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefore:

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                                                     Name of Person
Title of                        Nature of            from Whom Acquired
the Class         Date you      Acquisition          (if gift, also give      Amount of Securities    Date of       Nature of
                  Acquired      Transaction          date donor acquired)     Acquired                Payment       Payment
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Common Stock,     2/11/03        Option Exercise      Acxiom Corporation        18,329                 2/11/03        Cash
$.10 par value
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INSTRUCTIONS
1.   If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.
2.   If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule
     144, furnish full information with respect thereto

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TABLE II - SECURITIES SOLD
DURING THE PAST 3 MONTHS Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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Name and Address of Seller      Title of Securities Sold     Date of Sale     Amount of Securities Sold     Gross Proceeds
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None
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REMARKS:

INSTRUCTIONS:
See the definition of
“person” in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph
(e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:
The person for whose
account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

/s/ Catherine L. Hughes
    Attorney-in-Fact for Robert S. Bloom                     02/11/03
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      (SIGNATURE)                                              DATE OF NOTICE

The notice shall be signed
by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures

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ATTENTION: INTENTIONAL  MISSTATEMENTS  OR OMISSION OF FACTS CONSTITUTE FEDERAL
CRIMINAL  VIOLATIONS  (SEE  18  U.S.C.  1001)
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